Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is between Myomo, Inc. (“Myomo” or the “Company”), a Delaware corporation with offices at 137 Portland St., 4th Floor, Boston, MA 02114, and Paul R. Gudonis, an individual (“Executive”) residing at 56 Masconomo St., Manchester, MA 01944.

W I T N E S S E T H:

WHEREAS, Myomo desires to continue to employ Executive as its Chief Executive Officer, and Executive desires to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, Myomo agrees to continue to employ Executive, and Executive accepts continued employment with Myomo on the terms and conditions set forth in this Agreement, to which the parties agree as follows:

1. Employment.

(a) Term. The term of the Agreement will be for three (3) years, commencing on January 1, 2021 and ending on December 31, 2023, subject to earlier termination pursuant to the terms and conditions discussed in paragraph 4 below, or extension upon the written agreement of the parties hereto (the “Term”). The parties commit to engage in discussions about whether this Agreement will be renewed on or before the 90th day prior to expiration (the “Additional Term”). Unless the Agreement is expressly renewed in writing, it shall not renew, subject to the notice, severance and restrictive covenant provisions provided for in paragraphs 4(g) and 5 below, and the arbitration provisions in paragraph 8 and Exhibit A, which shall survive the termination of this Agreement.

(b) Position and Duties. During the Term, the Executive’s title shall be Chief Executive Officer. Executive shall report to the Board of Directors. Executive’s duties and responsibilities shall include: developing and achieving the company’s strategy and business plan, overseeing the operations of the company, communicating with investors and such other duties and responsibilities as may be assigned or delegated to him from time to time by the Board of Directors of Myomo (hereinafter the “Services”). Executive shall comply with all federal, state and local laws, rules and regulations in the performance of his duties under this Agreement.

(c) Outside Work. During the Term of this Agreement, Executive agrees to faithfully, diligently, and to the best of his ability, devote his entire business time and best efforts, energies, skills and experience to the discharge of his duties and responsibilities hereunder. Executive will not take any other employment or be involved in any other business for remuneration, except as approved by the Board of Directors. Executive shall not involve himself in any activities which would prevent him from devoting his full attention and energies to the requirements of his position at Myomo, but may reasonably be engaged in civic and charitable endeavors.

2. Compensation and Related Matters.

(a) Salary. During the Term, Executive’s annual base salary shall be adjusted to Two Hundred Forty-Seven Thousand Two Hundred Dollars and No Cents ($247,200.00) per annum (“Annual Salary”), which gross sum shall be less statutory withholding taxes and required deductions, effective as of July 1, 2021. Executive shall be paid in accordance with Myomo’s standard payroll practices. Executive’s salary shall be periodically reviewed and may be adjusted in the sole discretion of the Board of Directors and the Compensation Committee, based upon Executive’s and Myomo’s performance.

(b) Incentive Compensation. During the Term, Executive shall be eligible to receive target annual incentive compensation of up to 75% of Base Salary. The actual amount and type of the annual incentive compensation for each fiscal year will be determined by the Board and Compensation Committee and shall be based upon Executive and the Company meeting certain Board approved reasonable strategic, operational, and financial goals and targets established by the Board. Incentive compensation payments shall be prorated for any year in which Executive works less than a full year, provided that Executive has worked at least six (6) months of the year, except if Executive’s employment is terminated by Myomo without Cause (as defined in paragraph 4(e) below), in which case the incentive compensation payment shall be prorated for whatever time was worked by Executive. No incentive compensation payment shall be payable to Executive should (i) his employment be terminated by Myomo for Cause (as defined in paragraph 4(a) below) or (ii) should Executive resign his employment without Good Reason (as defined in paragraph 4(e) below) and without providing the Transition Notice (as defined in Paragraph 4(d) below) and working throughout said Transition Notice period if so required by Myomo. Incentive compensation payments shall be paid within 30 days of the end of the calendar year in which the incentive compensation is earned.

(c) Expenses. Myomo will reimburse Executive for all reasonable expenses in the performance of his duties under the Agreement, in accordance with Myomo’s standard reimbursement policies. Executive further agrees to comply with Myomo’s reimbursement procedures and with the conditions for reimbursements as required by the Internal Revenue Code and the rules and regulations thereunder in connection with the incurring and reporting of business expenses.

(d) Other Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Vacations. During the Term, the Executive shall be entitled to accrue up to twenty (20) paid vacation days in each year, which shall be accrued ratably. Vacation must be taken in accordance with the policies of the Company, as in effect from time to time. Up to 20 vacation days that are not used in a particular calendar year may be carried over into a subsequent calendar year, however, the Executives unused vacation account shall not exceed the maximum amount as defined by Company’s policy The Executive shall also be entitled to all paid holidays given by the Company to its executives.

3. Termination.

(a) Death. The Executive’s employment shall terminate upon his death.

(b) Disability. If, as a result of the incapacity of Executive due to physical or mental illness as determined by the Myomo Board of Directors, the Executive is unable to perform substantially and continuously the duties assigned to him hereunder for a period of sixty (60) days or more, with or without a reasonable accommodation being made by Myomo, and compliance by Myomo with all applicable statutes, if any, Myomo may terminate this Agreement for “Disability,” upon ten (10) calendar days’ notice. In said event, Myomo shall be required to pay Executive all accrued and unpaid salary and if Executive worked at least six months of the year of the disability, the pro-rata portion of his target annual incentive compensation. In addition, Myomo shall provide Executive and his dependents with any benefit continuation rights as required by law.

(c) Termination by Company for Cause. Myomo shall be entitled to terminate this Agreement and Executive’s employment immediately and without notice for “Cause”. Termination for “Cause” shall mean termination based upon: (i) the failure by Executive to follow directions of the Board of Directors in the handling of material matters which are consistent with Executive’s position; (ii) the willful or continued engagement by Executive in conduct which is materially injurious to Myomo, monetarily or otherwise, including, but not limited to, the disclosure by Executive of Confidential Information (as defined in paragraph 5(a)(i)), which is inconsistent with Executive’s responsibilities set forth in Paragraph 2(b), breach by Executive of his fiduciary duties to Myomo, violation by Executive of any restrictive covenant, including covenants not to compete, to solicit Myomo’s clients or employees or disparage Myomo or their officers, employees, business partners, affiliates or representatives, as further defined in paragraph 5 below; (iii) a conviction of, a plea of nolo contendere, a guilty plea or confession by Executive to an act of fraud, misappropriation or embezzlement or to a felony; (iv) Executive’s use, sale or possession of illegal substances, or habitual intoxication while conducting Myomo’s business; (v) a violation of Myomo’s employment policies as specified in the Employee Handbook; (vi) a material breach by Executive of this Agreement; or (vii) Executive’s willful absence from his employment or willful failure or refusal to perform or gross neglect in the performance of his duties or responsibilities hereunder. Where reasonable, prior to termination under subparagraphs (i) or (v) above, Myomo will provide Executive with written notice of any act or omission it believes constitutes Cause for termination, including stating the reasons for such belief, and Executive shall have thirty (30) days to cure and/or to present his position regarding the matter. In the event of termination of Executive by Myomo for Cause, Myomo shall have no obligation to pay Executive anything other than any salary earned to date and to provide him with any benefit continuation rights as required by law. A termination for Cause will be effective upon Myomo’s delivery to Executive of a written notice advising him of his termination, provided that a termination for Cause under subparagraphs (i) or (v), in circumstances where thirty (30) calendar days advance written notice has been given, will be effective on the thirty first (31st) calendar day after Executive’s receipt of said notice if the conduct constituting Cause has not, in the Company’s opinion, been corrected by Executive.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3 (c) and does not result from the death or disability of the Executive under Section 3 (a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’ s employment is terminated on account of disability under Section 3(b), by the Company for Cause under Section 3(c), or if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b) Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i) The Company shall pay the Executive an amount equal to 100% of (A) the Executive’s Base Salary plus (B) the Executive’s Board Approved Annual Incentive Compensation for the current fiscal year. In no event shall “Target Annual Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 7 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii) Upon the Date of Termination, all stock options and other stock- based awards held by the Executive in which the Executive would have vested if he had remained employed for an additional twelve months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination; and

(iii) If the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over six months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such

60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A- 2(b)(2).

(c) Expiration/Non-Renewal of the Agreement by the Company and Continued At-Will Employment. For the avoidance of doubt, a non-renewal of this Agreement by the Company (in accordance with Section 1(a) above) will not constitute a termination of employment by the Company without Cause and the Executive acknowledges that the severance provisions of Section 4(b) will not apply. Should the parties decide not to renew this Agreement but to continue to work together in an employment relationship, Executive’s employment shall continue on an at-will basis pursuant to the terms and conditions then in effect, unless otherwise modified in writing. Executive shall likewise remain obligated to abide by the confidentiality and restrictive covenant provisions specified in paragraph 7 which, along with this provision, shall survive the termination of this Agreement.

5. Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

(a) Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’ s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination.

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to 100% times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Annual Board Approved Incentive Compensation; and

(ii) Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive shall immediately accelerate and become fully exercisable or non-forfeitable as of the Date of Termination; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) the amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg.§l .280G-l, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. § l .280 G-l , Q&A-24(b) or (c).

(ii) For purposes of this Section 5(6), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “ Accounting Firm”) , which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 126-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(ii) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a s ingle plan) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however , that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six month s and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six -month period but for- the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service”. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section I.409A-I (h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l .409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Confidential Information. Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive’ s employment by the Company, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive ‘ s duties under Section 7(b).

(b) Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. At all times, both during the Executive’s employment with the Company and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive’s duties to the Company. For avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law ; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Documents, Records. etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d) Noncompetition and Nonsolicitation. During the Executive’s employment with the Company and for 18 months unless Executive breaches this Agreement in which case the period is for 24 months, thereafter, regardless of any other reason for the termination, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. In accordance with M.G.L. c.149 Section 24L. Company shall be required to provide “garden leave” for the duration of the non-compete period of at least 50% of the Executive’s highest salary within the last two years of employment unless Executive breaches the restrictions in this Agreement. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in geographic regions where the Company’s products/services are offered, which is competitive with any business which the Company or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive. Notwithstanding the foregoing, the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e) Third Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration on proceeding pursuant to this Section 8.

9. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

11. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

12. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

20. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

21. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date written below.

MYOMO, INC.

By:	/s/ Thomas Kirk	April 22, 2021
	Thomas Kirk Director	Date

	/s/ Paul R. Gudonis	April 22, 2021
	Paul R. Gudonis	Date

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